EXHIBIT 99.1

For further information contact:
Dennis Klaeser, Chief Financial Officer
312-683-7100

FOR IMMEDIATE RELEASE:

PrivateBancorp, Inc. Announces Closing of $200 Million
Private Placement Offering

Chicago, IL. Dec. 11, 2007 --- PrivateBancorp, Inc. (Nasdaq:  PVTB) today announced that it has completed its previously announced private placement offering of 5,581,680 shares of common stock, and 1,428.074 shares of a newly created class of Series A Junior Nonvoting Preferred Stock (the “Series A Stock”), which are convertible into 1,428,074 common shares.  The aggregate number of common and preferred shares issued represents 23.5% of the Company’s common stock outstanding after the offering (assuming conversion of the Series A Stock).

All of the securities sold in the private placement were priced at the equivalent of $28.71 per common share, the official Nasdaq Consolidated Closing Bid Price of PrivateBancorp, Inc.’s common stock as of Friday, November 23, 2007.  All securities sold in the transaction are subject to a two-year lock-up agreement, subject to certain exceptions.

Certain funds managed by GTCR Golder Rauner, LLC (“GTCR”) acquired approximately 2.06 million shares of common stock for approximately $59 million and 1,428.074 shares of Series A Stock for $41 million, representing an aggregate of approximately 7.2% of the Company’s shares of outstanding common stock before conversion of the Series A Stock, and 11.7% after giving effect to the conversion.  Mesirow Financial, through its affiliated entities, also purchased $40 million of common stock in the offering, representing approximately 4.9% of the Company’s outstanding common stock. The remaining $60 million was purchased by a number of institutional and individual accredited investors.  The Company will use the proceeds from the sale of the shares for working capital and general corporate purposes, including to support its growth initiatives.

About PrivateBancorp, Inc.
PrivateBancorp, Inc., through its PrivateBank subsidiaries, provides distinctive, highly personalized, premium financial services to a growing array of successful entrepreneurial small to middle market public and privately held businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors.  The PrivateBank uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients.  Through a team of highly qualified managing directors, The PrivateBank delivers a sophisticated suite of tailored credit, treasury and wealth management solutions to meet its client’s personal and commercial financial needs. The Company, which had assets of $4.5 billion as of September 30, 2007, has 18 offices located in the Atlanta, Chicago, Detroit, Milwaukee, St. Louis, and Kansas City metropolitan areas.

Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations, earnings, financial condition and future prospects of the Company include, but are not limited to: fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas; the effect of continued margin pressure on the Company’s earnings; further deterioration in asset quality and/or an increase in nonperforming loans; adverse developments in the Company’s loan or investment portfolios; a significant increase in non-interest expense, specifically compensation and benefits-related expense, due to the Company’s strategic growth initiatives, including the recent and anticipated future hiring of additional Managing Directors and other senior officers; unforeseen difficulties in integrating new hires; the Company’s ability to implement its growth strategy, including slower than anticipated growth of the Company’s business, specifically its commercial lending, or unanticipated business declines; failure to get regulatory approval for a de novo federal savings bank in Kansas City; unforeseen difficulties in the continued integration of any new hires; higher than expected operational costs; competition; failure to improve operating efficiencies through expense controls; legislative or regulatory changes; and the possible dilutive effect of potential acquisitions, expansion or future capital raises.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.

#####

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at www.pvtb.com.